As filed with the Securities and Exchange Commission on January 31, 2023
Registration No. 333-252941
Registration No. 333-228207
Registration No. 333-220291

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-252941

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-228207

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-220291

UNDER THE SECURITIES ACT OF 1933

MICRO FOCUS INTERNATIONAL PLC
(Exact name of registrant as specified in its charter)

England and Wales	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Lawn, 22-30 Old Bath Road
Newbury, Berkshire
RG14 1QN
United Kingdom
+44 (0) 1635-565-459
(Address of Principal Executive Offices)

Seattle SpinCo, Inc. 2017 Share Incentive Plan
Incentive Plan 2005
The Micro Focus International plc Incentive Plan 2005
Micro Focus Employee Stock Purchase Plan 2006
(Full Title of the Plans)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738 6680
(Name and address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Micro Focus International plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”):

●
Registration Statement No. 333-220291, filed with the Commission on August 31, 2017, pertaining to an offering by the Registrant of up to an aggregate of 100,000 ordinary shares, par value £0.10 per share of the Registrant (the “Ordinary Shares”) issuable under the Seattle SpinCo, Inc. 2017 Share Incentive Plan in the form of American Depositary Shares of the Registrant, each of which represents one Ordinary Share (the “ADSs”);

●
Registration Statement No. 333-228207, filed with the Commission on November 6, 2018, pertaining to an offering by the Registrant of up to an aggregate of 1,000,000 Ordinary Shares issuable under the Incentive Plan 2005 in the form of ADSs; and

●
Registration Statement No. 333-252941, filed with the Commission on February 10, 2021, pertaining to an offering by the Registrant of (i) up to an aggregate of 9,000,000 Ordinary Shares issuable under the Micro Focus International plc Incentive Plan 2005, (ii) up to an aggregate of 2,200,000 Ordinary Shares issuable under the Micro Focus Employee Stock Purchase Plan 2006, and (iii) up to an aggregate of 45,000 Ordinary Shares issuable upon the exercise of stock options outstanding but unexercised under the Micro Focus International plc Incentive Plan 2005 in the form of ADSs.

Effective on January 31, 2023, OpenText Corporation (“OpenText”) acquired all of the issued and outstanding Ordinary Shares of the Registrant pursuant to a cooperation agreement dated August 25, 2022 by and among OpenText, the Registrant and OpenText UK Holding Limited in accordance with a court-approved scheme of arrangement (the “Arrangement”) under Part 26 of the UK Companies Act 2006. As a result of the Arrangement, OpenText acquired all outstanding Ordinary Shares of the Registrant and the Registrant became an indirect wholly owned subsidiary of OpenText.

As a result of the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to each Registration Statement. In accordance with an undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under such Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of such securities registered but not sold or otherwise issued under such Registration Statements as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California, on January 31, 2023.

MICRO FOCUS INTERNATIONAL PLC

By:	/s/ Madhu Ranganathan
	Name:	Madhu Ranganathan
	Title:	Director

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California, on January 31, 2023.

Madhu Ranganathan (Authorized Representative in the United States)

By:	/s/ Madhu Ranganathan
	Name:	Madhu Ranganathan
	Title:	Director